Exhibit 10.2
THE WALT DISNEY COMPANY
Schedule of Provisions for Certain
Time-Vested Restricted Stock Unit Awards
Pursuant to the 2011 Stock Incentive Plan

AWARD AGREEMENT, dated as of Date between The Walt Disney Company, a Delaware corporation (“Disney”), and Participant Name (the “Participant”). This Award is granted on Grant Date (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”).

Section 1. Restricted Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of #### Restricted Stock Units. This schedule relates to an Award of “Restricted Stock Units” (the “Award Agreement”) pursuant to the 2011 Stock Incentive Plan, as amended (the “Plan”) by The Walt Disney Company (“Disney”). All capitalized terms not defined herein shall have the meanings set forth in the Plan. The Award referred to herein constitutes a “Stock Unit Award” under the Plan. The Restricted Stock Units are notional units of measurement denominated in shares of Common Stock of Disney (“Shares”) (i.e., one Restricted Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Restricted Stock Units represent an unfunded, unsecured obligation of Disney. This Award is subdivided into three “tranches,” each of which constitute one third of the Award.
Section 2. Vesting Requirements. Subject to accelerated vesting in certain circumstances as provided in Section 3 below and to the terms of Section 6 below regarding extended vesting, your right to receive payment of this Award shall become vested only if you remain continuously employed by Disney or an Affiliate from the date hereof (i) in the case of the first tranche, until the first anniversary of the Date of Grant, (ii) in the case of the second tranche, until the second anniversary of the Date of Grant and (iii) in the case of the third tranche, until the third anniversary of the Date of Grant. Except as otherwise provided in Sections 3 or 6 below, if the service vesting requirements of this Section 2 are not satisfied for a tranche, the applicable number of Restricted Stock Units shall be immediately forfeited and your rights with respect thereto shall cease. For the avoidance of doubt, subject to the terms of Section 6 below, employment for only a period during a vesting period does not entitle you to pro-rated vesting of the respective tranche. All Restricted Stock Units for which the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof.
Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon your death or Disability (to the extent permitted under applicable local law), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Plan as in effect on the date hereof), this Award shall become fully vested and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited.
Section 4. Dividend Equivalents. Any dividends paid in cash or Shares will be credited to you as additional Restricted Stock Units as if the Restricted Stock Units you previously held were outstanding Shares, as follows: such credit shall be made in whole Restricted Stock Units only (rounded downward to the nearest whole unit) and shall be based on the Fair Market Value of the Shares on the date of payment of such dividend. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.
Section 5. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days of the applicable vesting date under Section 2 hereof as of which the vesting requirements under Section 2 hereof shall have been satisfied with respect to any tranche (or within 30 days of the acceleration of vesting under Section 3 hereof). The Restricted Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to you after satisfaction of any withholding obligation for all income tax, social insurance contributions, National Insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) in the amount determined by the Committee.
Section 6. Extended Vesting.
(a) In the event that your employment with Disney or an Affiliate thereof terminates for any reason other than death, Disability or “cause” (as provided in Section 12 of the Plan) at a time when (i) you have attained the age of 60 and have completed at least 10 consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant, then unless otherwise stated in the Appendix (as defined in Section 18), the remaining then unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner as if your employment had continued through the scheduled vesting date(s) of such tranche(s); provided, however, that in the event of your death prior to any such scheduled vesting date(s), all remaining then unvested tranche(s) of this Award shall vest and be payable immediately upon such event. For purposes of the foregoing, “Service Year” shall mean any 12-month period during which you were continuously employed by Disney or an Affiliate thereof. In determining the total number of consecutive Service Years that you have been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.
(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement), you are employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting of any Restricted Stock Units subject to this Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 6 shall be interpreted and applied in all respects as if you had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant through the scheduled expiration date of such employment agreement and (ii) the date of termination of your employment for all purposes under this Section 6 shall be deemed to be the scheduled expiration date of such employment agreement.
[(c) In the event that your employment with Disney or an Affiliate thereof terminates upon the Scheduled Expiration Date, or an earlier Termination for Good Reason (provided that you execute and do not revoke the Release and execute the Consulting Agreement, in each case as required by your employment agreement with Disney or an Affiliate thereof), then notwithstanding any other term or provision hereof, the remaining unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner in the same manner as if your employment had continued through the scheduled vesting date(s) of such tranche(s); provided, however, that in the event of your death prior to any such scheduled vesting date(s), all remaining then unvested tranche(s) of this Award shall vest and be payable immediately upon such event. For purposes of the foregoing, each of “Scheduled Expiration Date,” “Termination for Good Reason”, “Release” and “Consulting Agreement” shall have the meaning of such term as set forth in your employment agreement with Disney or an Affiliate thereof, as may be amended from time to time, and as in effect on the date of the Participant’s termination of employment.]1
[(c)] [(d)] Solely for purposes of determining whether, and to what extent, you have satisfied the service vesting requirement in Section 2, you will be deemed to have continued in employment (without duplication of any service credit afforded with respect to a Contractual Extension Provision) with Disney or an Affiliate during any period for which Disney or an Affiliate provides you with pay in lieu of notice in connection with The Worker Adjustment and Retraining Notification Act, as currently in effect and as the same may be amended from time to time, or any successor statute thereto or any comparable provision of state, local or foreign law applicable in your jurisdiction.
[(d)] [(e)] If at the time of your termination of employment, (a) you are not employed pursuant to an employment agreement or other personal services contract with Disney or an Affiliate and (b) Disney determines

1 Included in award agreements for Hugh Johnston and Horacio Gutierrez.

that your termination of employment meets the conditions of a “Layoff” as defined in the Disney Severance Pay Plan (as amended and as in effect on the date of your termination of employment), then this Award shall continue to vest for three (3) months following your termination of employment (without duplication of any service credit afforded under any other provisions of this Section 6, or any arrangement with Disney or an Affiliate or any provision of applicable law).
Section 7. Responsibility for Taxes. Restricted Stock Units are granted and vested in the United States. At the time of vesting, if you are a U.S. taxpayer, Disney will withhold all U.S. federal, state and local taxes as required by applicable law at the then-current rate for supplemental wage income. If you are resident outside the U.S., you shall be responsible for the payment of all Tax-Related Items, and Disney or, if different, the Affiliate by whom you are employed (the “Employer”) will either withhold the Tax-Related Items as required by applicable law, or, alternatively, you will be required to pay the Tax-Related Items directly or, where permitted by applicable law with respect to fringe benefits or employer social taxes, to reimburse Disney or the Employer, as applicable for the Tax-Related Items paid by Disney or the Employer.
Regardless of any action Disney or the Employer takes with respect to any Tax-Related Items, you acknowledge that the ultimate reportable amount and the liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld and reported by Disney or the Employer, if any, whether you are in the United States or any other country. You further acknowledge that Disney and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that Disney and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Additionally, you acknowledge that if you have relocated from one jurisdiction to another during the life of the award, it is your responsibility to consult with your tax advisor to ensure the appropriate amount is reported to each jurisdiction and taxed accordingly. You also acknowledge that it is your responsibility to ensure that all information related to your prior and current work and residency locations are correct in Disney and/or the Employer’s internal system of record.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to Disney and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize Disney and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation payable to you by Disney, the Employer or any other Affiliate; (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Disney (on your behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the Restricted Stock Units.
Disney may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to Disney and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you shall pay to Disney or the Employer any amount of Tax-Related Items that Disney or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Disney may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your Tax-Related Items obligations.
Section 8. Restrictions on Transfer. Neither this Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by you, other than to Disney as a result of forfeiture of the Restricted Stock Units as provided herein.
Section 9. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon you, unless and until the Award is paid in Shares.
Section 10. Award Subject to Plan. This Restricted Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.
Section 11. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.
Section 12. Nature of Grant. In accepting the Restricted Stock Unit Award, you acknowledge, understand and agree that:
(a) the Plan is established voluntarily by Disney, it is discretionary in nature, and may be amended, suspended or terminated by Disney at any time, to the extent permitted by the Plan;
(b) the Plan is operated and the Restricted Stock Units are granted solely by Disney, and only Disney is a party to this Award Agreement; accordingly, any rights you may have under this Award Agreement, including related to the Restricted Stock Units, may be raised only against Disney but not any Affiliate (including, but not limited to, the Employer);
(c) the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(d) all decisions with respect to future Restricted Stock Unit or other grants, if any, will be at the sole discretion of Disney;
(e) your participation in the Plan shall not confer upon you any right to employment or service with the Employer, Disney or any other Affiliate, and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time or to change the terms and conditions of such employment or service relationship (if any);
(f) you are voluntarily participating in the Plan;
(g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h) the Restricted Stock Unit Award and your participation in the Plan will not be interpreted to form an employment or service agreement or relationship with Disney or any Affiliate;
(i) the future value of the Shares subject to the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(j) unless otherwise agreed with Disney, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate;
(k) no claim or entitlement to compensation or damages shall arise from any forfeiture of the Restricted Stock Units resulting from termination of your employment or service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any);
(l) for purposes of the Restricted Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to Disney, the Employer or any other Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any) and except in the case of death or Disability in accordance with Section 3 hereof and unless otherwise expressly provided in this Award Agreement or determined by Disney, your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., the period of your employment service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Restricted Stock Unit Award (including whether you may still be considered to be providing services while on a leave of absence);
(m) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(n) unless otherwise provided in the Plan or by Disney in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(o) if you are providing services outside the United States:
(i)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)neither Disney, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
Section 13. No Advice Regarding Grant. Disney is not providing any tax, legal or financial advice, nor is Disney making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Shares subject to the Restricted Stock Units. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
Section 14. Governing Law and Venue. This Award Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Delaware, U.S.A., without giving effect to the choice of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Restricted Stock Units and this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, U.S.A., or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
Section 15. Electronic Delivery and Participation. Disney may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Disney or a third party designated by Disney.
Section 16. Language. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Award Agreement and the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. Furthermore, if you have received this Award Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
Section 17. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 18. Imposition of Other Requirements. Disney reserves the right to impose other requirements on the Restricted Stock Units and the Shares acquired upon vesting/settlement of the Restricted Stock Units, to the extent Disney determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 19. Data Privacy.
(a)Purposes of Processing. Disney processes Data (as defined below) for purposes that include administering and managing your participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law.
(b)Data Collection and Usage. Disney and the Employer process information about you that includes the following for purposes of this Award Agreement: your name, home address, telephone number, email address, date of birth, social security number (or similar national identifier), salary, nationality, job title, any shares or directorships held in Disney, details of all Awards granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”).
(c)Stock Plan Administration Service Providers. Disney transfers Data to Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates (“Merrill”), which is assisting Disney with the implementation, administration and management of the Plan. Disney may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with Merrill or such other provider(s), with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. You understand and acknowledge that any processing by Disney and/or Merrill under this Award Agreement may involve a transfer of Data from your home jurisdiction to the U.S.
(e)Data Subject Rights. You may have a number of rights under the data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data Disney processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive information regarding these rights or to exercise these rights, you can contact your local human resources representative.

(f)Contractual Requirement. Where necessary, your provision of Data and its processing as described above is a contractual requirement for you to participate in the Plan. Your participation in the Plan and your acceptance of the Restricted Stock Unit Award is purely voluntary. You can refuse to provide Data, as a result of which you will not be able to participate in the Plan, but your career and salary will not be affected in any way.
Section 20. Waiver. You acknowledge that a waiver by Disney of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other Participant.
Section 21. Insider Trading/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell or attempt to sell Shares or rights to Shares (e.g., Restricted Stock Units), either directly or indirectly, or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding Disney (as defined by or determined under the laws in the applicable jurisdiction or the laws in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise to buy or sell securities. Keep in mind third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under Disney's insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, including those imposed under Disney's insider trading policy, and you should consult with your own personal legal and financial advisors on this matter before taking any action related to the Plan.
Section 22. Foreign Asset/Account Reporting Requirements. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to comply with all such requirements, and that you should consult your personal legal and tax advisors, as applicable, to ensure your compliance.

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Note: Restricted Stock Units are granted and vested in the United States. You are responsible for any applicable taxes whether you are in the United States or any other country. At the time of vesting, Disney will withhold any minimum statutory local or U.S. taxes, as applicable